Exhibit 99.1

Lennox International Adjusts 2003 Earnings, Delays Filing of 2003 Form 10-K; Comments on Actions Affecting Goodwill of Service Experts

DALLAS, March 11 /PRNewswire-FirstCall/ — Lennox International Inc. (NYSE: LII) announced today that its previously announced earnings for 2003 of $77 million, with diluted earnings per share of $1.28, will be revised downwards. The downward revision is currently expected to be approximately $3.0 million, or $0.05 per share, subject to the completion of an inquiry being conducted by the audit committee of the board of directors. The audit committee has engaged independent counsel to assist with its investigation.

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The company has identified certain asset carrying values, primarily accounts receivable, requiring downward adjustment in one of its Canadian service centers in its Service Experts business segment. Service Experts is a leading provider of residential and light commercial heating, ventilation, and air conditioning equipment sales and service, with 180 service centers located throughout North America.

“We take this very seriously, and the company is taking appropriate disciplinary action with the individuals involved,” said Bob Schjerven, LII chief executive officer. “Although we currently believe this to be an isolated incident, we are undertaking a further review of our other Canadian centers to ensure no other misstatements exist. We have initiated a number of steps to improve the controls and processes at our Canadian centers and will intensify these actions.”

The company is working with the audit committee of its board of directors and its outside auditors to ensure appropriate accounting treatment and identify any potential impact on the company’s historical financial statements. To allow time to complete its inquiry, LII announced it will file a notification extending the deadline to file its annual report on form 10-K until March 30, 2004. It is also likely LII’s annual meeting of shareholders will be rescheduled from April 16, 2004 to a later date.

Service Experts actions affecting goodwill

As announced in February, LII continues to move aggressively on a strategy to turn around Service Experts’ financial performance. While specifics of this strategy have not been fully determined, they are expected to include the identification of service centers that do not fit the current business model.

Guidance for full-year 2004 diluted earnings per share of $1.38-$1.48 is unchanged, but does not reflect costs associated with the Service Experts turnaround strategy, which are expected to include costs related to the closing, disposition, or repositioning of selected service centers. These actions may also impact the carrying value of Service Experts’ Goodwill and Other Intangible Assets. An adjustment to Service Experts’ goodwill, which would be treated as an impairment, will be determined by late April and could be material. Of the $449.4 million in LII goodwill as of December 31, 2003, $323.6 million is related to Service Experts.

A Fortune 500 company operating in over 100 countries, Lennox International Inc. is a global leader in the heating, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII”. Additional information is available at: http://www.lennoxinternational.com or by contacting Bill Moltner, Vice President, Investor Relations, at 972-497-6670.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see Lennox’ publicly available filings with the Securities and Exchange Commission. Lennox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE Lennox International Inc.